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                       SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549



                                    FORM 8-K

                                 CURRENT REPORT



     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



                      DATE OF REPORT:  SEPTEMBER 23, 1997



                          MORRISON KNUDSEN CORPORATION

                         Commission File Number 1-12054



                             A Delaware corporation

                   IRS Employer Identification No. 33-0565601



                   MORRISON KNUDSEN PLAZA, BOISE, IDAHO 83729

                                  208/386-5000
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ITEM 5.  OTHER MATERIAL IMPORTANT EVENTS.


Notification to Holders of Series A Preferred Stock
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This report relates solely to the benefits which accrue to the holders of the
Company's Series A Preferred Stock, par value $.01 per share (the "Series A Preferred Stock"), of which 1,799,984 shares are issued and outstanding.

Pursuant to the Company's Certificate of Incorporation, the Company is required to distribute to each record holder of Series A Preferred Stock during each quarter an amount equal to a pro rata portion of the total amount of (i) foreign tax credit refunds deposited into a foreign tax credit sinking fund (as defined in the Certificate of Incorporation) during the quarter and (ii) all interest earned on such total amount during the quarter, if any. The distribution for the calendar quarter in which the cumulative total deposits to the foreign tax credit sinking fund reaches $18,000,000 will be the final distribution with respect to the Series A Preferred Stock. Upon this final distribution, all shares of Series A Preferred Stock will be canceled and no longer outstanding and will not have the status of shares of Series A Preferred Stock, and all rights of the holders thereof as stockholders of the Company will cease.

If the Series A Preferred Stock has not been canceled as provided above by the fifth anniversary of the issuance of the Series A Preferred Stock, the Company is required to redeem all the outstanding shares of Series A Preferred Stock at a per share redemption price equal to the greater of $0.01 or a pro rata portion of the balance of the foreign tax credit sinking fund (including all interest earned thereon).

The Company has received written notification from the Internal Revenue Service ("IRS") that refund claims consisting primarily of claims related to foreign tax credits have received approval by the Joint Committee on Taxation. The Company estimates that the total amount of the refunds, including interest, is approximately $21.5 million. Informally, the IRS has notified the Company that it may delay payment of these refund claims pending resolution of the impact of the carryback of the Company's net operating losses. The timing of such resolution is outside the control of the Company. The Company is, however, in the process of scheduling meetings with the IRS to discuss this situation and to obtain payment of these refunds. The outcome of these meetings is uncertain and thus it is not possible to predict at this time when these refunds will be paid by the IRS.


                                   Signature
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     Pursuant to the requirements of the Securities Exchange Act of 1934, the
Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                    MORRISON KNUDSEN CORPORATION


September 23, 1997                  By: /s/ Stephen G. Hanks
                                       -----------------------------------
                                       Stephen G. Hanks
                                       Executive Vice President,
                                       Chief Legal Officer and Secretary